Exhibit 2.2

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of October 5, 2020 (this “Agreement”), is between Eidos Therapeutics, Inc., a Delaware corporation (the “Company”), and each of the parties listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, concurrently with the execution of this Agreement, the Company, BridgeBio Pharma, Inc., a Delaware corporation (“Parent”), Globe Merger Sub I, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), and Globe Merger Sub II, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub II”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger and becoming an indirect, wholly owned subsidiary of Parent, followed by the merger of the Company with and into Merger Sub II (the “Subsequent Merger”), with Merger Sub II surviving the Subsequent Merger as an indirect, wholly owned subsidiary of Parent, in each case on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Stockholder is the record or beneficial owner of the number of shares of Parent Common Stock set forth opposite such Stockholder’s name on Schedule A (such shares of Parent Common Stock, together with any other shares of capital stock of Parent acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to as the “Subject Shares” of such Stockholder); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has requested that each Stockholder enter into this Agreement, and each Stockholder desires to enter into this Agreement to induce the Company to enter into the Merger Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

Definitions; Interpretation

SECTION 1.01. Definitions. (a) For purposes of this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Company” has the meaning set forth in the preamble.

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Merger Sub II” has the meaning set forth in the recitals.

“Parent” has the meaning set forth in the recitals.

“Stockholder” has the meaning set forth in the preamble.

“Subject Shares” has the meaning set forth in the recitals.

“Subsequent Merger” has the meaning set forth in the recitals.

“Transfer” has the meaning set forth in Section 3.03.

(b) Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

SECTION 1.02. Interpretation. When a reference is made in this Agreement to an Article, Section, recital, preamble or Schedule, such reference shall be to an Article, Section, recital, preamble or Schedule of this Agreement unless otherwise indicated. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Unless the express context otherwise requires: (i) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (ii) the words “hereto,” “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (iv) any pronoun used in this Agreement shall include the corresponding masculine, feminine and neutral forms; (v) the term “or” is not exclusive and has the meaning represented by the phrase “and/or”; (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if” and (vii) except as otherwise specifically provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

Representations and Warranties of Each Stockholder

Each Stockholder represents and warrants to the Company that:

SECTION 2.01. Organization. In the event that such Stockholder is an entity, such Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of its organization (in the case of good standing, to the extent such jurisdiction recognizes such concept).

SECTION 2.02. Ownership of Subject Shares. As of the date hereof, such Stockholder is the record and beneficial owner of, and has good and valid title to, the Subject Shares that are indicated opposite its name on Schedule A, free and clear of all Liens, except for any Liens created by this Agreement. Such Stockholder does not own, of record or beneficially, any shares of capital stock of Parent other than the Subject Shares set forth opposite its name on Schedule A. Such Stockholder has the sole right to vote its Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

SECTION 2.03. Authority; Execution and Delivery; Enforceability. In the event that such Stockholder is an individual, such Stockholder has full power and capacity to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder, and, in the event such Stockholder is an individual and is married and the Subject Shares constitute community property or otherwise require spousal approval in order for this Agreement to be a legally valid and binding obligation of such Stockholder, this Agreement has been duly executed and delivered by such Stockholder’s spouse. In the event such Stockholder is an entity, such Stockholder has all requisite power and authority and has taken all action necessary to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by such Stockholder of this Agreement and the performance by such Stockholder of its obligations hereunder have been duly authorized by all necessary action, and no other proceedings on the part of such Stockholder (or such Stockholder’s governing body, members, stockholders, partners, trustees or similar Persons, as applicable) are necessary to authorize this Agreement or the performance by such Stockholder of its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

SECTION 2.04. No Conflicts; Governmental Approvals. (a) The execution, and delivery by such Stockholder of this Agreement do not, and the performance by such Stockholder of its obligations hereunder will not, constitute or result in (i) in the event that such Stockholder is an entity, a conflict with, a breach or violation of, or a default under, the certificate of incorporation and the bylaws, the limited liability company agreement, the partnership agreement or comparable organizational documents of such Stockholder, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of any Lien on any of the properties, rights or assets of such Stockholder pursuant to any Contract binding upon such Stockholder or under any applicable Law to which such Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Stockholder, except in the case of each of clauses (ii) and (iii) directly above, for any such conflict, breach, violation, termination, default, loss, creation, modification, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of such Stockholder to perform its obligations hereunder.

(b) No approval by any Governmental Entity is required to be obtained or made by or with respect to such Stockholder in connection with the execution, delivery and performance of this Agreement, other than compliance by such Stockholder with and filings under Sections 13(d) and 16 of the Exchange Act.

SECTION 2.05. Litigation. There is no Proceeding pending or, to the knowledge of such Stockholder, any claim that has been asserted against or affecting such Stockholder with respect to a Proceeding (and such Stockholder is not aware of any basis for any such Proceeding or claim), nor is there any Order outstanding against such Stockholder or to which any of its properties or assets is subject that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of such Stockholder to perform its obligations hereunder.

ARTICLE III

Covenants of the Stockholders

SECTION 3.01. Agreement to Vote. (a) From the period commencing with the execution and delivery of this Agreement and continuing until the termination of this Agreement pursuant to Section 4.11, each Stockholder agrees that:

(i) at any meeting of the stockholders of Parent called to seek the Parent Stockholder Approval or in any other circumstances upon which a vote, consent or other approval of such Stockholder with respect to the Merger Agreement, the Parent Share Issuance or any of the other transactions contemplated by the Merger Agreement is sought, such Stockholder shall cause its Subject Shares to be present in person or by proxy for purposes of constituting a quorum and vote, or cause to be voted, including by executing a written consent if requested by the Company, its Subject Shares in favor of granting the Parent Stockholder Approval and any other actions presented to the stockholders of Parent that are necessary and desirable in connection with the Parent Stockholder Approval and the Merger Agreement, the Parent Share Issuance or any of the other transactions contemplated by the Merger Agreement; and

(ii) at any meeting of the stockholders of Parent or in any other circumstances upon which a vote, consent or other approval of such Stockholder is sought, such Stockholder shall cause its Subject Shares to be present in person or by proxy for purposes of constituting a quorum and vote, or cause to be voted, including by executing a written consent if requested by the Company, its Subject Shares against (A) any Parent Acquisition Proposal or any other action, agreement or proposal made in opposition to or in competition with the consummation of the Parent Share Issuance or any of the other transactions contemplated by the Merger Agreement, (B) any action, agreement or proposal involving Parent or any of its Subsidiaries that would reasonably be expected to result in a breach of any covenant, representation or warranty of Parent, Merger Sub or Merger Sub II under the Merger Agreement and (C) any amendment of the certificate of incorporation or bylaws of Parent or any other action, agreement or proposal involving Parent or any of its Subsidiaries that would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement, the Parent Share Issuance or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of the capital stock of Parent.

(b) Each Stockholder shall not commit or agree to take any action inconsistent with any provision of Section 3.01(a).

SECTION 3.02. Irrevocable Proxy. Each Stockholder hereby irrevocably grants to, and appoints, the Company, and any individual designated in writing by the Company, and each of them individually, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote its Subject Shares, or grant a consent or approval in respect of its Subject Shares, in a manner consistent with Section 3.01 if such Stockholder has not voted such Subject Shares in a manner consistent with Section 3.01 at least five (5) Business Days prior to the applicable voting deadline. Each Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3.02 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy set forth in this Section 3.02 is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. Notwithstanding the foregoing, the proxy and appointment granted hereby shall be automatically revoked, without any action by any Stockholder, upon any termination of this Agreement pursuant to Section 4.11.

SECTION 3.03. Transfer and Other Restrictions. Except pursuant to this Agreement, each Stockholder shall not, directly or indirectly, (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift, merger or otherwise by operation of law) (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding (excluding any profit sharing agreement or any other arrangement that constitutes a Transfer of the economic (but not the voting) interest in such Subject Shares) with respect to the Transfer of, any of its

Subject Shares to any Person, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of its Subject Shares, (iii) take any other action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or (iv) commit or agree to take any of the foregoing actions; provided, however, that, notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit Stockholder from selling or disposing of Subject Shares (i) pursuant to any existing plan of Parent designated to satisfy the requirements of Rule 10b5-1 under the Exchange Act in which Stockholder is a participant as of the date of this Agreement or (ii) to any Permitted Transferee (as defined below) so long as such Permitted Transferee executes a signature page to this Agreement and delivers the same to the Company, pursuant to which such Permitted Transferee agrees to be a “Stockholder” pursuant to this Agreement with respect to such Subject Shares that are the subject of such Transfer. “Permitted Transferee” means (i) any other Stockholder, (ii) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Stockholder, (iii) any trust, the trustees of which include only the persons named in clauses (i) or (ii) and the beneficiaries of which include only the persons named in clauses (i) or (ii), (D) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the persons named in clauses (i) or (ii), or (iv) any person by will, for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations. Each Stockholder hereby authorizes and will instruct Parent or its counsel to notify Parent’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares of such Stockholder (and that this Agreement places limits on the voting and transfer of such Subject Shares), subject to the provisions hereof. Notwithstanding the foregoing, any such stop transfer order and notice will immediately be withdrawn and terminated upon any termination of this Agreement pursuant to Section 4.11.

SECTION 3.04. Non-Solicitation. Each Stockholder shall not, and shall not permit any of its controlled Affiliates or any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a Parent Acquisition Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Parent Acquisition Proposal. Each Stockholder shall, and shall cause its controlled Affiliates and direct its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, a Stockholder may (and may authorize and permit its controlled Affiliates and its and their respective Representatives to) furnish such information to, and participate in such discussions and negotiations with, a Person (other than such Stockholder or any of its controlled Affiliates) making a Parent Acquisition Proposal (and its Representatives) to the same extent that Parent is permitted to do so pursuant to, and in accordance with, Section 7.3 of the Merger Agreement. In the event that, pursuant to the foregoing sentence, any Stockholder or any of their respective controlled Affiliates or any of their respective Representatives furnishes to a Person making a Parent Acquisition Proposal (or its Representatives) any non-public information that has not previously been furnished to the special committee of the board of directors of the Company (the “Special Committee”) or its Representatives, such Stockholder shall furnish all such information to the Special Committee substantially concurrently with the time it is provided to such Person. Each Stockholder shall, as promptly as practicable, advise the Special Committee orally and in writing of the receipt of any Parent Acquisition Proposal after the date hereof, the material terms and conditions of any such Parent Acquisition Proposal and the identity of the Person making any such Parent Acquisition Proposal. Each Stockholder shall keep the Special Committee reasonably informed of any material developments with respect to any such Parent Acquisition Proposal (including any material changes thereto).

SECTION 3.05. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict any Stockholder (or a designee of any Stockholder) who is a director or officer of Parent or the Company from acting in such capacity or fulfilling the obligations of such office (including, for the avoidance of doubt, exercising their fiduciary duties), including by voting, in their capacity as a director or officer of Parent or the Company, in such Stockholder’s (or its designee’s) sole discretion on any matter (it being understood that this Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a stockholder of Parent or the Company), including with respect to Section 7.2 or Section 7.3 of the Merger Agreement. In this regard, each Stockholder shall not be deemed to make any agreement or understanding in this Agreement in such Stockholder’s capacity as a director or officer of Parent or the Company, including with respect to Section 7.2 or Section 7.3 of the Merger Agreement.

SECTION 3.06. Public Announcements. Each Stockholder shall, and shall cause its controlled Affiliates to, consult with the Special Committee prior to issuing any press release or otherwise making public announcements, disclosures or communications issued by such Stockholder or its controlled Affiliates with respect to this Agreement, the Merger Agreement, the Parent Share Issuance or any of the other transactions contemplated by the Merger Agreement, and shall not issue any such press release or make any such press release, public announcement, disclosure or communication prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity, in which case the Person making the disclosure shall give the Special Committee reasonable opportunity to review and comment upon such disclosure or communication to the extent reasonably practicable and legally permitted. Notwithstanding the foregoing, each Stockholder hereby agrees to permit Parent and the Company to publish and disclose in the Joint Proxy Statement (including all documents filed with the SEC in accordance therewith), such Stockholder’s identity and beneficial ownership of the Subject Shares or other equity interests of Parent and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement.

ARTICLE IV

General Provisions

SECTION 4.01. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing (including, for the avoidance of doubt, via email) and shall be addressed to a party at the following address for such party:

(i) if to the Company, to:

Eidos Therapeutics, Inc.

101 Montgomery Street, Suite 2000

San Francisco, CA 94104

Attention:     Franco Valle

Email:           fvalle@eidostx.com

with a copy to:

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, NY 10019

Attention:     Mark Greene

                      Aaron Gruber

Facsimile:     212-474-3700

Email:           mgreene@cravath.com

                       agruber@cravath.com

(ii) if to any Stockholder, to:

c/o BridgeBio Pharma, Inc.

421 Kipling Street

Palo Alto, CA 94301

Attention: [•]

Facsimile: [•]

Email: [•]

or to such other address(es) as shall be furnished in writing by any such party to the other parties hereto in accordance with the provisions of this Section 4.01.

SECTION 4.02. Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of any other provision hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 4.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

SECTION 4.04. Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Merger Agreement to the extent referenced herein, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and is not intended to confer upon any Person other than the parties hereto any rights or remedies.

SECTION 4.05. Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of Delaware without regard to the conflicts of laws, rules or principles thereof (or any other jurisdiction) to the extent that such laws, rules or principles would direct a matter to another jurisdiction.

SECTION 4.06. Venue. The parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event that such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) located in New Castle County in the State of Delaware or the United States District Court for the District of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 4.01 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

SECTION 4.07. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DOCUMENTS REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF

THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTEMPLATED IN THIS SECTION 4.07, TO ENTER INTO THIS AGREEMENT, THE AGREEMENTS CONTEMPLATED BY THE DOCUMENTS REFERRED TO HEREIN AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AS APPLICABLE.

SECTION 4.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assignable or delegable (as the case may be), in whole or in part, by operation of Law or otherwise, and any attempted or purported assignment or delegation in violation of this Section 4.08 shall be null and void. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

SECTION 4.09. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that, in addition to any other available remedies the parties may have in equity or at law, each party shall, unless this Agreement has been terminated in accordance with its terms, be entitled to specific performance and injunctive relief as a remedy for any such breach including an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the courts specified in Section 4.06, in each case without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

SECTION 4.10. Amendment; Waiver. This Agreement may be amended by the parties hereto at any time. Any amendment to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the parties hereto. The parties hereto may, to the extent permitted under applicable Law, waive compliance with any of the terms or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights hereunder or otherwise shall not constitute a waiver of such rights.

SECTION 4.11. Termination. This Agreement, and all obligations of the parties hereunder shall automatically terminate, without further action by any party hereto, upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement pursuant to Article IX thereof, (iii) any Change of Parent Recommendation in accordance with Section 7.3(b) of the Merger Agreement in response to a Parent Superior Proposal, (iv) any amendment of the Merger Agreement which would materially increase the number of Parent Shares issuable pursuant to the Merger or the other consideration payable by Parent under the Merger Agreement, unless each Stockholder has consented in writing to such amendment, and (v) the mutual written agreement of each Stockholder and the Company. In the event of any such termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or any Stockholder, other than (A) this Article IV, which provisions shall survive such termination, and (B) liability for any breach of this Agreement prior to such termination.

SECTION 4.12. Special Committee. Notwithstanding anything to the contrary set forth in this Agreement, until the termination of this Agreement pursuant to Section 4.11, (i) the Company may take the following actions only with the prior approval of the Special Committee: (a) amending, restating, modifying or otherwise changing any provision of this Agreement; (b) waiving any right under this Agreement or extending the time for the performance of any obligation of any Stockholder hereunder; (c) terminating this Agreement; (d) making any decision or determination, or taking any action under or with respect to this Agreement or the transactions contemplated hereby that would reasonably be expected to be, or is required to be, approved, authorized, ratified or adopted by the Company Board; and (e) agreeing to do any of the foregoing and (ii) no decision or determination shall be made, or action taken, by the Company or the Company Board under or with respect to this Agreement or the transactions contemplated hereby without first obtaining the approval of the Special Committee. For the avoidance of doubt, any requirement of the Company or the Company Board to obtain the approval of the Special Committee pursuant to this Section 4.12 shall not, and shall not be deemed to, modify or otherwise affect any rights of any Stockholder, or any obligations of the Company, the Special Committee or the Company Board to any Stockholder, set forth in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

EIDOS THERAPEUTICS, INC.,

By

Name: Cameron Turtle
Title: Chief Business Officer

[Signature Page to Voting Agreement]

STOCKHOLDERS:

[•],

By

Name:
Title:

[Signature Page to Voting Agreement]

Schedule A

Next 60 days from 10/5/2020

Stockholder	Address	Number of Shares of Parent Common Stock	Options Exercisable	RSUs Releasable